Exhibit 10(f)

TO: [PARTICIPANT NAME]

NOTICE OF AWARD
PARKER-HANNIFIN CORPORATION
LONG-TERM INCENTIVE PERFORMANCE (LTIP)
UNDER PERFORMANCE BONUS PLAN

The Human Resources and Compensation Committee of the Board of Directors (the "Committee") of Parker-Hannifin Corporation (the "Company") has awarded to you the contingent right to receive the following number of shares of Common Stock of the Company ("Maximum Shares") under the Company’s Long-Term Incentive Performance Plan Under the Performance Bonus Plan (as Amended and Restated) (the "LTIP Plan"), the Parker-Hannifin 2016 Omnibus Stock Incentive Plan (as defined in the LTIP Plan) and the Company’s 2015 Performance Bonus Plan (the "Performance Bonus Plan”):
Grant Date: [Grant Date]
Performance Period: CY 2019-2020-2021
Maximum Shares [Number]
Target Shares [ Number Granted]
The number of Maximum Shares granted is based on your grade level at the Grant Date and your expected service in your position through the end of the Performance Period. The number of Maximum Shares granted is subject to adjustment in the event of a change in your grade level or your employment status with the Company during the Performance Period as provided in the LTIP Plan.

Payout of Your Award. Your right to earn all or a portion of the Maximum Shares under your award will be based upon the Company’s performance during the Performance Period for certain key objective financial metrics described in the LTIP Plan, and the Committee's discretion to reduce the amount payable under your award (including, for example, a possible reduction to the number of Target Shares set out above), based on the Company's performance in comparison to its peer group and otherwise as described in the LTIP Plan. Subject to your continued employment through the end of the Performance Period, any amount payable under your award will be paid in the form of shares of Common Stock in the Company, to be issued in April 2022 following the Committee's certification of performance results of the Company, subject to the Committee's exercise of any discretion to reduce the amount payable, and the Committee's authorization of payment.

Peer Group (as defined in the LTIP Plan):

Caterpillar Inc.	Fortive Corporation
Colfax Corporation	Honeywell International plc
Cummins Inc.	Illinois Tool Works Inc.
Danaher Corporation	ITT Industries Inc.
Deere & Company	Ingersoll-Rand Company Limited
Dover Corporation	Johnson Controls International plc
Eaton Corporation plc	Rockwell Automation Inc.
Emerson Electric Co.	SPX Flow
Flowserve Corporation	Textron Inc.

Subject to your continued employment through the end of the Performance Period, any Shares earned hereunder will be issued after the end of the Performance Period following the Committee's certification of performance results, authorization of any Share issuance, and considerations of other appropriate factors as the Committee may determine.

Your Action Items. Please take the following actions:

▪	Before you accept your grant, click on the links below to review the LTIP Plan and Stock Incentive Plan which govern this award.

▪	Accept receipt of this award and indicate your agreement with its terms and conditions by clicking on the “Accept” button below.

▪
Inform the Company of any change in address or contact information, as necessary. Refer to the section of the LTIP Plan titled "Notification of Change in Personal Data" for instructions on how to provide notification to the Company.

Long-Term Incentive Performance Plan Under the Performance Bonus Plan (As Amended and Restated) (LT-006O)
2016 Omnibus Stock Incentive Plan
2015 Performance Bonus Plan
2016 Omnibus Stock Incentive Prospectus
To view the most recent Annual Report, please click here
To view the most recent Proxy Statement, please click here

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